Exhibit 10.325

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

OF

BR ArchCo Flagler Village JV, LLC

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF December 18, 2015

	8.4	Bank Accounts	13
	8.5	Tax Returns	13
	8.6	Expenses	13
Section	9.	Management and Operations	13
	9.1	Manager	13
	9.2	Affiliate Transactions	15
	9.3	Other Activities	16
	9.4	Project Administration Agreement	16
	9.5	FCPA	17
Section	10.	Confidentiality	18
Section	11.	Representations and Warranties	19
	11.l	In General	19
	11.2	Representations and Warranties	19
Section	12.	Sale, Assignment, Transfer or other Disposition	22
	12.1	Prohibited Transfers	22
	12.2	Affiliate Transfers	22
	12.3	Admission of Transferee; Partial Transfers	22
	12.4	Withdrawals	23
	12.5	Removal	23
Section	13.	Dissolution	24
	13.l	Limitations	24
	13.2	Exclusive Events Requiring Dissolution	24
	13.3	Liquidation	24
	13.4	Continuation of the Company	25
Section	14.	Indemnification	25
	14.1	Exculpation of Members	25
	14.2	Indemnification by Company	25
	14.3	Indemnification by Members for Misconduct	26
	14.4	General Indemnification by the Members	27
	14.5	Pledge of JV Partner Interest	27
	14.6	Exclusivity of Remedies	28
Section	15.	Put/Call Agreement.	28
	15.1	Call Option	28

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	15.2	Put Option	28
	15.3	Determination of Put/Call Purchase Price	29
	15.4	Closing Process	30
	15.5	Termination of Related Party Contracts	31
Section	16.	Abandonment	31
	16.1	Defined. Terms	31
	16.2	ArchCo's Right to Purchase	31
	16.3	Determination of Bluerock Interest Price	32
	16.4	Closing Process	33
	16.5	Termination of Related Party Contracts	34
Section	17.	Miscellaneous	34
	17.1	Notices:	34
	17.2	Governing law	35
	17.3	Successors	35
	17.4	Pronouns	35
	17.5	Table of Contents and Captions Not Part of Agreement	36
	17.6	Severability	36
	17.7	Counterparts	36
	17.8	Entire Agreement and Amendment	36
	17.9	Further Assurances	36
	17.10	No Third Party Rights	36
	17.11	Incorporation by Reference	36
	17.12	Limitation on liability	36
	17.13	Remedies Cumulative	37
	17.14	No Waiver	37
	17.15	Limitation On Use of Names	37
	17.16	Publicly Traded Partnership Provision	37
	17.17	Uniform Commercial Code	37
	17.18	Public Announcements	38
	17.19	No Construction Against Drafter	38

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EXHIBITS

Exhibit A	Unreturned Capital Contribution Accounts
Exhibit B	Examples of the Application of Section 9.1(e)
Exhibit C	Parcel Map

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LIMITED LIABILITY COMPANY AGREEMENT
OF
BR ArchCo Flagler Village JV, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of BR ArchCo Flagler Village JV, LLC ("JV" or "Company") is made and entered into and is effective as of December 18, 2015, by BR Flagler N Member, LLC, a Delaware limited liability company ("Bluerock") and ArchCo Metropolitan Member LLC, a Delaware limited liability company ("ArchCo").

WITNESSETH:

WHEREAS, the Company was formed as limited liability company on December 14, 2015, pursuant to the Act;

WHEREAS , the parcels of real property (each, a "Parcel") depicted on Exhibit C attached to this Agreement (the "Parcel Map") comprise the real property contained in block bounded on the North by NE 6th Street, on the East by NE 1st Avenue, on the South by NE 5th Street, and on the West by North Andrews Avenue in Fort Lauderdale, Florida (the "Block").

WHEREAS, the Members desire that Property Owner acquires as many of the Parcels within the Block as possible and develops the Project on the Property.

WHEREAS, Property Owner is the successor-in-interest to ArchCo Residential LLC's interest (A) as purchaser, with respect to (1) Parcel A, as depicted on the Parcel Map, under that certain Commercial Contract, dated as of November 30, 2015 (the "Parcel A Purchase Agreement"); (2) Parcel C, as depicted on the Parcel Map, under that certain Agreement of Purchase and Sale dated as of December 16, 2015 (the "Parcel C Purchase Agreement"); (3) Parcel F, as depicted on the Parcel Map, under that certain Agreement of Purchase and Sale dated as of January 12, 2015, as amended by the Amendment to Agreement of Purchase and Sale dated as of February 9, 2015, the Second Amendment to Agreement of Purchase and Sale dated as of April 30, 2015, the Third Amendment to Agreement of Purchase and Sale dated as of June 30, 2015, the Fourth Amendment to Agreement of Purchase and Sale dated as of September 15, 2015, and the Fifth Amendment to Agreement of Purchase and Sale dated as of October 31, 2015 (collectively, the "Parcel F Purchase Agreement"); and (4) Parcel H, as depicted on the Parcel Map, under that certain Exclusive Option to Purchase Agreement dated as of March 10, 2015 (the "Parcel H Purchase Agreement"); and (B) as assignee, with respect to Parcel G, as depicted on the Parcel Map, under that certain Agreement for Assignment of Commercial Contract dated as of December 16, 2015 (the "Parcel G Assignment Agreement"). The Parcel A Purchase Agreement, the Parcel C Purchase Agreement, the Parcel F Purchase Agreement, the Parcel H Purchase Agreement and the Parcel G Assignment Agreement are referred to, collectively, as the "Existing Agreements;"

WHEREAS, contemporaneously with the execution and delivery of this Agreement , (i) Property Owner will enter into a Development Agreement with Development Manager; (ii) Development Manager and Project Manager will enter into a Project Administration Agreement, under which Development Manager will delegate all or some of its obligations under the Development Agreement to Project Manager; and (iii) Property Owner will join in the Project Administration Agreement for the purposes therein stated, and

WHEREAS, the Members desire to execute this limited liability company operating agreement and to thereby organize the Company on and subject to the terms, conditions and provisions herein contained.

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

As used in this Agreement:

"Act" shall mean the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code), as amended from time to time.

"Affiliate" shall mean as to any Person any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person. For the purposes of this Agreement, a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management, policies and/or decision making of such other Person, whether through the ownership of voting securities, by contract or otherwise. In addition, "Affiliate" shall include as to any Person any other Person related to such Person within the meaning of Code Sections 267(b) or 707(b)(1).

"Agreed Upon Value" shall mean the fair market value (net of any debt) agreed upon pursuant to a written agreement between the Members of property contributed by a Member to the capital of the Company, which shall for all purposes hereunder be deemed to be the amount of the Capital Contribution applicable to such property contributed.

"Agreement" shall mean this Limited Liability Company Agreement, as amended from time to time.

"ArchCo" shall have the meaning provided in the recitals of this Agreement. "Bankruptcy Code" shall mean Title 11 of the United States Code, as amended or any other applicable bankruptcy or insolvency statute or similar law.

"Bankruptcy /Dissolution Event" shall mean, with respect to the affected party, (i) the entry of an Order for Relief under the Bankruptcy Code, (ii) the admission by such party of its inability to pay its debts as they mature, (iii) the making by it of an assignment for the benefit of creditors generally, (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (v) the expiration of sixty (60) days after the filing of an involuntary petition under the Bankruptcy Code without such petition being vacated, set aside or stayed during such period, (vi) an application by such party for the appointment of a receiver for the assets of such party, (vii) an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within sixty (60) days after filing, (viii) the imposition of a judicial or statutory lien on all or a substantial part of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within sixty (60) days after its effective date, (ix) an inability to meet its financial obligations as they accrue, or (x) a dissolution or liquidation.

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"Bluerock" shall have the meaning provided m the first paragraph of this Agreement.

"Bluerock Guaranties" shall have the meaning provided in Section 9.7.

"Business Day" means any day excluding a Saturday, Sunday, any other day during which there is no scheduled trading on the New York Stock Exchange.

"Call Election Notice"shall have the meaning provided in Section 15.l.

“Call Option" shall have the meaning provided in Section 15.l .

"Capital Account" shall have the meaning provided in Section 5.6.

"Capital Contribution" shall mean, with respect to any Member, the aggregate amount of (i) cash, and (ii) the Agreed Upon Value of other property contributed by such Member to the capital of the Company net of any liability secured by such property that the Company assumes or takes subject to.

"Cash Flow" shall mean, for any period for which Cash Flow is being calculated, gross cash receipts of the Company (but excluding loans to the Company or any Subsidiary and Capital Contributions), less the following payments and expenditures (i) all payments of operating expenses of the Company, (ii) all payments of principal of, interest on and any other amounts due with respect to indebtedness, leases or other commitments or obligations of the Company (and other loans by Members to the Company), (iii) all sums expended by the Company for capital expenditures, (iv) all prepaid expenses of the Company, and (v) all sums expended by the Company which are otherwise capitalized .

"Certificate of Formation" shall mean the Certificate of Formation of the Company, as amended from time to time.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any successor law.

“Collateral Agreement" shall mean any agreement, instrument, document or covenant concurrently or hereafter made or entered into by the Company (or any Subsidiary of the Company) under, pursuant to, or in connection with this Agreement and any certifications made in connection therewith or amendment or amendments made at any time or times heretofore or hereafter to any of the same (including, without limitation, the Project Administration Agreement and the Construction Loan Documents).

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"Company" shall mean BR ArchCo Flagler Village N, LLC a Delaware limited liability company organized under the Act.

"Completion Guarantee" shall have the meaning provided in Section 9.7.

"Confidential Information" shall have the meaning provided in Section 10(a).

"Construction Lender" shall have the meaning provided in Section 9.7.

"Construction Loan" shall have the meaning provided in Section 9.7.

"Construction Loan Guarantee" shall have the meaning provided in Section 9.7.

"Delaware UCC" shall mean the Uniform Commercial Code as in effect in the State of Delaware from time to time.

"Development Budget" shall have the meaning ascribed to such term in the Project Administration Agreement.

"Development Manager" shall mean BRG Flagler Village Development Manager, LLC.

"Dissolution Event" shall have the meaning provided in Section 13.2.

"Distributable Funds" with respect to any month or other period, as applicable, shall mean the sum of (x) an amount equal to the Cash Flow of the Company for such month or other period, as applicable, as reduced by (y) reserves for anticipated capital expenditures, future working capital needs and operating expenses, contingent obligations and other purposes, the amounts of which shall be reasonably determined from time to time by the Manager.

"Distributions" shall mean the distributions payable (or deemed payable) to a Member (including, without limitation, its allocable portion of Distributable Funds).

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Evaluation" shall have the meaning provided in Section l 5.3(b).

"Final Completion" shall have the meaning given to "Project Final Completion" in the Project Administration Agreement.

''Fiscal Year" shall mean each calendar year ending December 31.

"Flow Through Entity" shall have the meaning provided in Section 12.3(b)(v).

"FMV" shall have the meaning provided in Section l 5.3(a).

"Foreign Corrupt Practices Act" shall mean the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-l, 78dd-2, 78dd-3, and 78ff, as amended, if applicable, or any similar law of the jurisdiction where the Property is located or where the Company or any of its Subsidiaries transacts business or any other jurisdiction, if applicable.

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"Hurdle Return Rate" means an internal rate of return, compounded monthly, equal to fifteen percent (15%).

"Income" shall mean the gross income of the Company for any month, Fiscal Year or other period, as applicable, including gains realized on the sale, exchange or other disposition of the Company's assets.

"Indemnified Party" shall have the meaning provided in Section l4.4(a).

"Indemnifying Party" shall have the meaning provided in Section l 4.4(a).

"Indemnity Collateral" shall have the meaning provided in Section 14.5(a).

"Inducement Obligations" shall have the meaning provided in Section l 4.5(a).

"Interest" of any Member shall mean the entire limited liability company interest of such Member in the Company, which includes, without limitation, any and all rights, powers and benefits accorded a Member under this Agreement and the duties and obligations of such Member hereunder.

"Loss" shall mean the aggregate of losses, deductions and expenses of the Company for any month, Fiscal Year or other period, as applicable, including losses realized on the sale, exchange or other disposition of the Company's assets.

"Manager" shall have the meaning set forth in Section 9.l(a).

"Member" and "Members" shall mean Bluerock, ArchCo and any other Person admitted to the Company pursuant to this Agreement. For purposes of the Act, the Members shall constitute a single class or group of members.

"Member in Question" shall have the meaning provided in Section 17.12.

"Net Income" shall mean the amount, if any, by which Income for any period exceeds Loss for such period.

"Net Loss" shall mean the amount, if any, by which Loss for any period exceeds Income for such period.

"New York UCC"shall have the meaning set forth in Section 17.17.

"Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other legal entity.

"Pledge Agreement" shall have the meaning provided in Section 14.5(a).

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"Project" shall have the meaning provided in the Project Administration Agreement.

"Project Administration Agreement" shall mean that certain Project Administration Agreement dated December 18, 2015 between the Development Manager and Project Manager, to which the Company (or Property Owner) joined in for the purposes therein stated.

"Project Manager" shall mean ArchCo Metropolitan PM LLC, a Delaware limited partnership.

"Property" shall have the meaning provided in Section 3.

"Property Owner" shall mean BR ArchCo Flagler Village, LLC, a Delaware limited liability company, a wholly-owned Subsidiary of the Company and title holder of one or more of the Parcels.

"Property Stabilization" means the last day of the month in which the Property has attained at least ninety-two and one-half percent (92.5%) occupancy for three (3) consecutive months.

"Pursuer" shall have the meaning provided in Section 10(c).

"Put Election Notice" shall have the meaning provided in Section 15.2.

"Put Option" shall have the meaning provided in Section 15.2.

"Put/Call Closing Date" shall have the meaning provided in Section 15.4.

"Put/Call Election Notice" shall have the meaning provided in Section 15.3(a).

"Put/Call Purchase Price" shall have the meaning provided in Section 15.3(a).

"REIT” shall mean a real estate investment trust as defined in Code Section 856.

"REIT Member" shall mean any Member, if such Member is a REIT or a direct or indirect subsidiary of a REIT.

"REIT Requirements" shall mean the requirements for qualifying as a REIT under the Code and Regulations.

"Regulations" shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

"Securities Act" shall mean the Securities Act of 1933, as amended.

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"Subsidiary" shall mean any corporation, partnership, limited liability company or other entity of which fifty percent (50%) of the capital stock or other equity securities or more is owned by the Company.

"Tax Matters Member" shall have the meaning provided in Section 8.3.

"Transfer" means, as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, voluntary or involuntary, by operation of law or otherwise and, as a verb, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.

"Unreturned Capital Contributions" shall mean, with respect to each Member, the aggregate amount of such Member's Capital Contributions decreased by the sum of (i) the amount of money previously distributed by the Company to such Member pursuant to Section 6.3(b) and (ii) the fair market value (determined by the Members) of any property previously distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752) pursuant to Section 6.3(b).

Section 2. Organization of the Company.

2.1             Name. The name of the Company shall be "BR ArchCo Flagler Village JV, LLC". The business and affairs of the Company shall be conducted under such name or such other name as the Manager deem necessary or appropriate to comply with the requirements of law in any jurisdiction in which the Company may elect to do business.

2.2             Place of Registered Office: Registered Agent. The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, 160 Greentree Drive, Suite 101, Dover, DE 19904. The name and address of the registered agent for service of process on the Company in the State of Delaware is National Registered Agents, 160 Greentree Drive, Suite l01 , Dover, DE 19904. The Manager may at any time on five (5) days prior notice to all Members change the location of the Company's registered office or change the registered agent.

2.3             Principal Office. The principal address of the Company shall be c/o Bluerock, 712 Fifth Avenue, 9th Floor, New York, NY 10019, or at such other place or places as may be determined by the Manager from time to time.

2.4             Filings. On or before execution of this Agreement , an authorized person within the meaning of the Act shall have duly filed or caused to be filed the Certificate of Formation of the Company with the office of the Secretary of State of Delaware, as provided in Section 18-201 of the Act, and the Members hereby ratify such filing. The Manager shall use its reasonable best efforts to take such other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of Delaware. Notwithstanding anything contained herein to the contrary, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.

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2.5             Term. The Company shall continue in existence from the date hereof until January 31, 2065, unless extended by the Manager, or until the Company is dissolved as provided in Section 13, whichever shall occur earlier.

2.6             Expenses of the Company. Subject to the terms of Section 8.6, no fees, costs or expenses shall be payable by the Company to any Member.

Section 3. Purpose.

The purpose of the Company, subject in each case to the terms hereof, shall be to engage in the business of acquiring, owning, operating, developing, renovating, repositioning, managing, leasing, selling, financing and refinancing the real estate and any real estate related investtnents (or portions thereof) relating to the Parcels within the Block in Fort Lauderdale, Florida, which are either held by the Company directly or through entities in which the Company owns a majority of the interests (any property acquired as aforesaid shall hereinafter be referred to as the "Property"), and all other activities reasonably necessary to carry out such purpose. The acquisition of the Property will be effected through the utilization of a special purpose entity formed for this express purpose, which shall be Property Owner.

Section 4. Pursuit Costs.

4.1               Existing Agreements. On or prior to the date hereof, ArchCo Residential LLC has transferred all of its interest in and to the Existing Agreements to Property Owner pursuant to an assignment and assumption agreement in form and substance satisfactory to Bluerock and, if necessary, the seller under each of the Existing Agreements.

4.2               Pursuit Costs Defined. Various costs, including costs already incurred, in connection with pursuit of the acquisition of the Parcels in the Block and development of the Property, including, without limitation, legal fees, due diligence costs, inspection costs, travel costs, etc. (the “Pursuit Costs"), are included in the Development Budget attached as Exhibit B to the Project Administration Agreement ("Pursuit Cost"). The Members acknowledge and agree that each of them has paid prior to the date hereof certain Pursuit Costs.

4.3              Closing Conditions. The Company shall not cause Property Owner to close, and Property Owner shall not close, under any of the Existing Agreements unless (1) Bluerock has contributed to the Company funds in the amount to be distributed to ArchCo pursuant to Section 4.5 below, and (2) the Company has distributed such funds to ArchCo pursuant to Section 4.5 below (collectively, the "Company Closing Conditions"). For the avoidance of doubt, once the Company Closing Conditions are satisfied, Bluerock, acting alone, shall be entitled to cause the Company to cause the Property Owner to close under any of the Existing Agreements.

4.4              Reimbursement of ArchCo's Pursuit Costs. On the date of first closing for the acquisition of a Parcel under any of the Existing Agreements, or on such earlier date as Bluerock may elect, the Company shall pay to ArchCo an amount equal to (x) all unreimbursed Pursuit Costs paid by or on behalf of ArchCo, plus (y) an amount sufficient to yield a 15% return on all Pursuit Costs paid or incurred by ArchCo based on the respective dates on which ArchCo paid such Pursuit Costs. Bluerock shall make an additional capital contribution to the Company in the amount needed to fund these payments to ArchCo. The payment made by the Company to ArchCo under this Section 4.5 shall be a guaranteed payment under § 707(c) of the Code.

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4.5              Commission Agreement. Within five Business Days after the date of this Agreement, ArchCo shall cause ArchCo Residential LLC to assign to the Company and the Company shall accept and assume the Commission Agreement (defined below). The assignment will contain representations by ArchCo Residential LLC that the Commission Agreement is in full force and effect, that ArchCo Residential LLC knows of no defaults under the Commission Agreement, and that all commissions due and payable under the Commission Agreement as of the date of the assignment have been paid. "Commission Agreement" means the Commission Agreement dated as of January 9, 2015 among ArchCo Residential LLC, Kenneth R. Sharp, a licensed Florida Real Estate Broker, and RE/MAX Commercial Associates, LLC, a Florida limited liability company, with respect to Parcels B, C, D, E, G and H.

Section 5. Unreturned Capital Contributions and Capital Accounts.

5.1              Unreturned Capital Contributions.

(a)               The Members acknowledge and agree that as of the date hereof, the Unreturned Capital Contributions of the Members are as set forth on Exhibit A attached hereto and made a part hereof.

(b)              The Capital Contributions of the Members to the Company may include amounts for working capital.

5.2	Additional Capital Contributions.

The Company shall accept additional Capital Contributions as and when the Manager shall determine, consistent with all applicable expenses under or relating to line items contained in the Development Budget, and any approved annual operating budget or for non discretionary expenses (such as real estate taxes, insurance or debt service), in each case established by Manager in the good faith exercise of its sole discretion; provided, however, ArchCo shall have no obligation to make additional Capital Contributions. Without limiting the generality of the foregoing, a Person who makes a Capital Contribution shall be admitted as a Member on such terms as the Manager shall determine subject to the terms of Sections 5.7. 9. l(e) and 12.3.

5.3	Intentionally omitted.

5.4	Return of Capital Contribution.

(a)               Except as approved by the Manager, no Member shall have any right to withdraw or make a demand for withdrawal of all or part of the balance reflected in such Member's Capital Account (as determined under Section 5.6). Any property distributed in kind in a liquidation will be valued and treated as though the property were sold and cash proceeds distributed.

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(b)              Each Member will look solely to the assets of the Company for the return of its Capital Contributions, and if the Company assets remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return the investment of each Member, no Member will have recourse against any other Member for return of its Capital Contribution.

5.5              No Interest on Capital. Interest earned on Company funds shall inure solely to the benefit of the Company, and no interest shall be paid upon any Capital Contributions nor upon any undistributed or reinvested income or profits of the Company.

5.6 Capital Accounts. A separate capital account (the "Capital Account") shall be maintained for each Member in accordance with Section l.704-l (b)(2)(iv) of the Regulations. Without limiting the foregoing, the Capital Account of each Member shall be increased by (i) the amount of any Capital Contributions made by such Member, (ii) the amount of Income allocated to such Member and (iii) the amount of income or profits, if any, allocated to such Member not otherwise taken into account in this Section 5.6. The Capital Account of each Member shall be reduced by (i) the amount of any cash and the fair market value of any property distributed to the Member by the Company (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to), (ii) the amount of Loss allocated to the Member and (iii) the amount of expenses or losses, if any, allocated to such Member not otherwise taken into account in this Section 5.6. The Capital Accounts of the Members shall not be increased or decreased pursuant to Regulations Section I .704- l (b)(2)(iv)(f) to reflect a revaluation of the Company's assets on the Company's books in connection with any contribution of money or other property to the Company pursuant to Section 5.2 by existing Members. If any property other than cash is distributed to a Member, the Capital Accounts of the Members shall be adjusted as if such property had instead been sold by the Company for a price equal to its fair market value, the gain or loss allocated pursuant to Section 7,and the proceeds distributed in the manner set forth in Section 6.3 or Section 13.3(d)(ii). No Member shall be obligated to restore any negative balance in its Capital Account. No Member shall be compensated for any positive balance in its Capital Account except as otherwise expressly provided herein. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Regulations Section 1.704-1(b)(2) and shall be interpreted and applied in a manner consistent with such Regulations.

5.7 New Members. Subject to Sections 5.2 and 9.l(e), the Manager may cause the Company to issue additional Interests and thereby admit a new Member or Members, as the case may be, to the Company, only if such new Member (i) has delivered to the Company its Capital Contribution, (ii) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto, and (iii) has delivered such additional documentation as the Company shall reasonably require to so admit such new Member to the Company.

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Section 6. Distributions.

6.1              General. The Manager shall distribute all Distributable Funds held by the Company to be distributed to the Members in accordance with this Agreement.

6.2             Prohibited Distributions. Notwithstanding any provision of this Agreement to the contrary, the Company shall not make any Distributions prohibited by the terms of the Act.

6.3             Distributions of Distributable Funds. Subject to the provisions of Sections 6.1and 6.2, on the fifteenth (15th) day of each month (or the next Business Day if such fifteenth (15th) day is not a Business Day), the Manager shall distribute all Distributable Funds with respect to such month to the Members as follows:

(a)               First, to the Members, pari passu, until each Member has received a return on its Unreturned Capital Contributions calculated at the Hurdle Return Rate;

(b)               Second, to the Members, pari passu, until each Member has received its Unreturned Capital Contributions; and

(c)               Third, (i) 88% to Bluerock and (ii) 12% to ArchCo.

Section 7. Allocations.

7.1              Allocation of Net Income and Net Losses Other than in Liquidation.

Except as otherwise provided in this Agreement, Net Income and Net Losses of the Company for each Fiscal Year shall be allocated among the Members in a manner such that, as of the end of such Fiscal Year and taking into account all prior allocations of Net Income and Net Losses of the Company and all Distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the Distributions that would be made to such Member pursuant to Section 6.3 if the Company were dissolved, its affairs wound up and assets sold for cash equal to their tax basis (or book value in the case of assets that have been revalued in accordance with Section 704(b) of the Code), all Company liabilities were satisfied, and the net assets of the Company were distributed in accordance with Section 6.3 immediately after such allocation.

7.2              Allocation of Net Income and Net Losses in Liquidation. Net Income and Net Losses realized by the Company in connection with the liquidation of the Company pursuant to Section 13 shall be allocated among the Members in a manner such that, taking into account all prior allocations of Net Income and Net Losses of the Company and all Distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the amount which such Member is entitled to receive pursuant to Section 13.3(d)(ii).

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7.3	U.S. Tax Allocations.

(a)               Subject to Section 704(c) of the Code, for U.S. federal and state income tax purposes, all items of Company income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as the corresponding item of income, gain, loss, deduction or credit was allocated pursuant to the preceding paragraphs of this Section 7.

(b)              Code Section 704(c). In accordance with Code Section 704(c) and the Treasury regulations promulgated thereunder, income and loss with respect to any property contributed to the capital of the Company (including, if the property so contributed constitutes a partnership interest, the applicable distributive share of each item of income, gain, loss, expense and other items attributable to such partnership interest whether expressly so allocated or reflected in partnership allocations) shall, solely for U .S. federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Agreed Upon Value at the time of contribution. Such allocation shall be made in accordance with such method set forth in Regulations Section l .704-3(b) as the Manager approves.

Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.3. are solely for purposes of U.S. federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member's share of Net Income, Net Loss, other items or Distributions pursuant to any provisions of this Agreement.

Section 8. Books, Records,Tax Matters and Bank Accounts.

8.1               Books and Records. The books and records of account of the Company shall be maintained in accordance with the accounting practices adopted by Manager. The books and records shall be maintained at the Company's principal office or at a location designated by the Manager, and all such books and records (and the dealings and other affairs of the Company and its Subsidiaries) shall be available to any Member at such location for review and copying, at such Member's sole cost and expense, during normal business hours on at least three (3) business days' prior notice.

8.2	Reports and Financial Statements.

(a)               As soon as practicable after the end of each Fiscal Year, the Company shall cause each Member to be furnished with the following annual reports computed as of the last day of the Fiscal Year: (i) an unaudited balance sheet of the Company; (ii) an unaudited statement of the Company's profit and loss; and (iii) a statement of the Members' Capital Accounts and changes therein for such Fiscal Year.

(b)              As soon as practicable, the Company shall cause to be furnished to Bluerock such information as reasonably requested by Bluerock as is necessary for any REIT Member to determine its qualification as a REIT and its compliance with REIT Requirements.

(c)               The Company shall be entitled to rely on the reports ("PM Reports") it receives from the Persons engaged by the Company or the Property Owner for property management and accounting services with respect to its obligations under this Section 8, and the Members acknowledge that the reports to be furnished shall be based on the PM Reports, without any duty on the part of the Company to further investigate the completeness, accuracy or adequacy thereof. The Company shall cause each Member to be furnished with copies of all PM Reports on a monthly basis.

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8.3               Tax Matters Member. Bluerock is hereby designated as the "tax matters partner" of the Company and the Subsidiaries, as defined in Section 623 l(a)(7) of the Code (the "Tax Matters Member") and shall prepare or cause to be prepared all income and other tax returns of the Company and the Subsidiaries pursuant to the terms and conditions of Section 8.5. Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Company and the Subsidiaries under the Code or state tax law shall be timely determined and made by Bluerock. The Members intend that the Company be treated as a partnership for U.S. federal, state and local tax purposes, and the Members will not elect or authorize any person to elect to change the status of the Company from that of a partnership for U.S. federal, state and local income tax purposes. In addition, upon the request of any Member, the Company and each Subsidiary shall make an election pursuant to Code Section 754 to adjust the basis of the Company's property in the manner provided in Code Sections 734(b) and 743(b). The Company hereby indemnifies and holds harmless Bluerock from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action as the "tax matters partner" of the Company and the Subsidiaries, provided that any such action or failure to act does not constitute gross negligence or willful misconduct.

8.4              Bank Accounts. All funds of the Company are to be deposited in the Company's name in such bank account or accounts as may be designated by the Manager and shall be withdrawn on the signature of such Person or Persons as the Manager may authorize.

8.5              Tax Returns. No later than the due date or extended due date, the Company shall deliver or cause to be delivered to each Member a copy of the tax returns for the Company and the Subsidiaries with respect to such Fiscal Year, together with such information with respect to the Company and such Subsidiaries as shall be necessary for the preparation by such Member of its U.S. federal and state income or other tax and information returns. The Manager shall further cause the Company to deliver any and all copies of tax returns of the Company and its Subsidiaries required to be delivered under any Collateral Agreement.

8.6              Expenses. Notwithstanding any contrary provision of this Agreement, the Members acknowledge and agree that the reasonable expenses and charges incurred directly or indirectly by or on behalf of the Manager in connection with its obligations will be reimbursed by the Company to the Manager.

Section 9. Management and Operations.

9.1              Manager.

(a)              The Company shall be managed by Bluerock ("Manager"), who shall have the authority to exercise all of the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and to take any other action not prohibited under the Act or other applicable law, so far as such powers or actions are necessary or convenient or related to the conduct, promotion or attainment of the business, purposes or activities of the Company.

(b)              The Manager shall provide such personnel that are reasonably necessary and appropriate to manage the day-to-day affairs of the Company. The Manager shall discharge its duties hereunder in accordance with the terms of this Agreement and applicable law. Except for the $50,000 allowance for construction oversight payable to or on behalf of the Manager through draws under the Construction Loan, the Manager shall not be entitled to any compensation in consideration for rendering the services described in this Agreement and shall only be paid or reimbursed to the extent expressly set forth herein. Manager, on behalf of the Company, will conduct or cause to be conducted the ordinary and usual business and affairs of the Company as required and as limited by this Agreement.

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(c)               Without limiting the generality of the foregoing, (i) the Manager shall conduct, direct and exercise full control over all activities of the Company (including, but not limited to, (x) subject to Section 9.l (e), all decisions relating to subsequent Capital Contributions, and (y) all decisions on behalf of the Company in its capacity as the sole and managing member of Property Owner, including with respect to the sale of, and the exercise of other rights with respect to, the Property (including but not limited to exercising rights under the Development Agreement and Project Administration Agreement), (ii) all management powers over the business and affairs of the Company shall be exclusively vested in the Manager and (iii) the Manager shall have the sole power to bind or take any action on behalf of the Company, or to exercise any rights and powers (including, without limitation, the rights and powers to take actions (including with respect to amendments, modifications or waivers), give or withhold consents or approvals (including with respect to any amendment, modification or waiver) or make determinations, opinions, judgments, or other decisions) granted to the Company under this Agreement or under the limited liability company operating agreement (as the sole and managing member of Property Owner), or which arise as a result of the Company's ownership of securities or otherwise.

(d)	Further to the foregoing, the Manager shall have the right to:

(i)                enter into or cause any Subsidiary to enter into any agreement regarding a financing or refinancing of the Property;

(ii)              enter into or cause any Subsidiary to enter into any agreement regarding a sale of the Property;

(iii)            subject to Article 16, dissolve or wind up the Company or the Subsidiary;

(iv)            determine the timing and amount of any investment in the Company and, subject to Section 9.l(e), to effect amendments to this Agreement in order to effectuate such investments;

(v)              determine whether to repair or rebuild the Property in the event of casualty or condemnation of the Property;

(vi)            engage real estate brokers, mortgage bankers or mortgage brokers in connection with the sale of the Property or any Property financings or refinancings;

(vii)          enter into any lease, any amendment to a lease or any extension of the term of any lease;

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(viii)        determine insurance carriers, types and amount of msurance coverage of the Company or the Property;

(ix)            make decisions regarding accounting policy or procedures;

(x)              enter into, or cause the Property Owner to enter into, a property management agreement;

(xi)            retain or terminate a general contractor to manage the construction and development of the Property; and

(xii)	delegate its duties under this Agreement.

(e) Notwithstanding anything contained herein to the contrary, after giving effect to any amendment hereof proposed by the Manager (which amendment shall be deemed executed and delivered by the parties upon the consummation of the contemplated transaction), the timing and amounts distributable to ArchCo pursuant to Section 6.3(c) shall not be adversely affected by, and no other material right of ArchCo hereunder shall be effectively subordinated or otherwise diminished (collectively, "ArchCo's Material Rights") by reason of any determination by the Manager to (i) accept Capital Contributions on terms other than the terms that would be applicable if such additional Capital Contribution were made by Bluerock pursuant to the terms hereof or (ii) enter into any agreement regarding a direct or indirect contribution of the Property, or a reorganization, merger or other consolidation of the Company or a Subsidiary, or a sale of the Property to an entity in which Bluerock or an Affiliate is a buyer (in each case, a "Ownership Restructuring"). Exhibit B attached hereto and made a part hereof discusses certain potential transactions and illustrates how the terms of this Section 9.l(e) are intended to apply thereto.

Manager shall deliver to ArchCo copies of final term sheets and material drafts of material agreements regarding any proposed Ownership Restructuring. No proposed Ownership Restructuring shall become effective until at least ten ( l 0) Business Days after the final forms of all material documents and agreements regarding the Ownership Restructuring (the "Final Restructuring Documents") have been delivered to ArchCo. ArchCo shall promptly deliver to the Manager in writing any and all objections it may have that the proposed Ownership Restructuring will adversely affect ArchCo's Material Rights, so that Manager may in its sole discretion take them into account with respect to determining the Final Restructuring Documents. The Members and the Manager agree that an action for damages will not provide an adequate or timely remedy to compensate ArchCo for a violation of ArchCo's Material Rights under this Section 9.1(e). Accordingly, the Members and the Manager agree that an injunction is an appropriate remedy to prevent violation of ArchCo 's Material Rights under this Section 9.l(e) with respect to any Ownership Restructuring and ArchCo shall be entitled to seek entry of such an injunction in the Courts of New York as provided in Article 17 below.

9.2              Affiliate Transactions. Subject to Sections 9. l(b) and 9.4, no agreement shall be entered into by the Company or any Subsidiary with a Member or any Affiliate of a Member and no decision shall be made in respect of any such agreement (including, without limitation, the enforcement or termination thereof) unless such agreement or related decision shall have been unanimously approved by the Members, which approvals shall not be unreasonably withheld, conditioned or delayed.

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9.3	Other Activities.

(a)               Right to Participation in Other Member Ventures. Neither the Company nor any Member (or any Affiliate of any Member) shall have any right by virtue of this Agreement either to participate in or to share in any other now existing or future ventures, activities or opportunities of any of the other Members or their Affiliates, or in the income or proceeds derived from such ventures, activities or opportunities.

(b)              Notwithstanding the foregoing provisions of Section 9.3(a), the opportunity to acquire any of the Parcels within the Block shall be deemed a Company opportunity and neither Member shall, or permit or suffer any Affiliate of such Member, on behalf of itself or any other Person, make, solicit or accept any offer to acquire any of the Parcels except on behalf of the Company and the Property Owner. With respect to any Parcel that the Company is not under contract to acquire, ArchCo or an Affiliate of ArchCo may negotiate with the owner of, and make, solicit or accept any offer to acquire, such Parcel, subject to this Section 9.3(b), and shall assign its right, if any, to acquire such Parcel to the Company upon the Company's approval of such assignment.

(c)               Limitation on Actions of Members; Binding Authority. No Member (in its capacity as such) shall, without the prior written consent of the Manager, take any action on behalf of, or in the name of, the Company, or enter into any contract, agreement, commitment or obligation binding upon the Company, or, in its capacity as a Member of the Company, perform any act in any way relating to the Company or the Company's assets, except in a manner and to the extent consistent with the provisions of this Agreement and any Collateral Agreement.

9.4	Project Administration Agreement.

The Company has caused the Property Owner to enter into the Development Agreement with Development Manager and join in the Project Administration Agreement.

9.5	Operation in Accordance with REIT Requirements.

The Manager shall exercise commercially reasonable efforts to cause the Company to own, operate and dispose of its assets such that the nature of all of the Company's assets and gross revenues (as determined pursuant to Code Sections 856(c)(2), (3) and (4)) would permit the Company to (i) qualify as a REIT (assuming for this purpose that the Company otherwise qualified as a REIT) and (ii) avoid incurring any tax on either prohibited transactions under Code Section 857(b)(6) or on re-determined rents, re-determined deductions, and excess interest under Code Section 857(b)(7) (determined as if the Company were a REIT). In addition, the Company shall make current cash distributions pursuant to Section 6 hereof during each calendar year in an amount at least equal to the taxable income allocable to Bluerock for such calendar year.

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9.6	FCPA.

(a)                In compliance with the Foreign Corrupt Practices Act, each Member will not, and will ensure that its officers, directors, employees, shareholders, members, agents and Affiliates, acting on its behalf or on the behalf of the Company or any of its Subsidiaries or Affiliates do not, for a corrupt purpose, offer, directly or indirectly, promise to pay, pay, promise to give, give or authorize the paying or giving of anything of value to any official representative or employee of any government agency or instrumentality, any political party or officer thereof or any candidate for office in any jurisdiction, except for any facilitating or expediting payments to government officials, political parties or political party officials the purpose of which is to expedite or secure the performance of a routine governmental action by such government officials or political parties or party officials. The term "routine governmental action" for purposes of this provision shall mean an action which is ordinarily and commonly performed by the applicable government official in (i) obtaining permits, licenses, or other such official documents which such Person is otherwise legally entitled to; (ii) processing governmental papers; (iii) providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (iv) providing phone service, power and water supply, loading and unloading of cargo, or protecting perishable products or commodities from deterioration; or (v) actions of a similar nature.

The term routine governmental action does not include any decision by a government official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by an official involved in the decision making process to encourage a decision to award new business to or continue business with a particular party.

(b)                Each Member agrees to notify immediately the other Member of any request that such Member or any of its officers, directors, employees, shareholders, members, agents or Affiliates, acting on its behalf, receives to take any action that may constitute a violation of the Foreign Corrupt Practices Act.

9.7              Construction Financing. Bluerock shall use commercially reasonable efforts to obtain a construction loan for the Company from a construction lender reasonably acceptable to ArchCo (the "Construction Lender") at prevailing rates and terms (the "Construction Loan"). If the Company is required to provide some form of credit enhancement to the Construction Lender in order to secure the Construction Loan (a "Construction Loan Guarantee"), Bluerock shall guarantee payment of the Construction Loan or provide such other form of credit enhancement requested by the Construction Lender and reasonably acceptable to Bluerock. If required by the Construction Lender, Bluerock shall also provide the Construction Lender with a completion guarantee reasonably acceptable to Bluerock (the "Completion Guarantee;"and collectively with any Construction Loan Guarantee, the "Bluerock Guaranties"), guaranteeing that the Property will be completed within the estimated time frame and estimated project cost set forth in the Construction Loan documents.

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Section 10. Confidentiality.

(a)               Any information relating to a Member's business, operation or finances which are proprietary to, or considered proprietary by, a Member are hereinafter referred to as "Confidential Information". All Confidential Information in tangible form (plans, writings, drawings, computer software and programs, etc.) or provided to or conveyed orally or visually to a receiving Member, shall be presumed to be Confidential Information at the time of delivery to the receiving Member. All such Confidential Information shall be protected by the receiving Member from disclosure with the same degree of care with which the receiving Member protects its own Confidential Information from disclosure. Each Member agrees: (i) not to disclose such Confidential Information to any Person except to those of its employees or representatives who need to know such Confidential Information in connection with the conduct of the business of the Company and who have agreed to maintain the confidentiality of such Confidential Information and (ii) neither it nor any of its employees or representatives will use the Confidential Information for any purpose other than in connection with the conduct of the business of the Company; provided that such restrictions shall not apply if such Confidential Information:

(A)             is or hereafter becomes public, other than by breach of this Agreement;

(B)             was already in the receiving Member's possession prior to any disclosure of the Confidential Information to the receiving Member by the divulging Member;

(C)             is being disseminated by or on behalf of Bluerock in connection with its or its affiliates' procurement of institutional debt or equity capital for this Project or other projects on which the Members' affiliates are working together; or

(D)             has been or is hereafter obtained by the receiving Member from a third party not bound by any confidentiality obligation with respect to the Confidential Information; provided, further, that nothing herein shall prevent any Member from disclosing any portion of such Confidential Information ( l ) to the Company and allowing the Company to use such Confidential Information in connection with the Company's business, (2) pursuant to judicial order or in response to a governmental inquiry, by subpoena or other legal process, but only to the extent required by such order, inquiry, subpoena or process, and only after reasonable notice to the original divulging Member, (3) as necessary or appropriate in connection with or to prevent the audit by a governmental agency of the accounts of ArchCo or Bluerock, (4) in order to initiate, defend or otherwise pursue legal proceedings between the parties regarding this Agreement , (5) necessary in connection with a Transfer of an Interest permitted hereunder or (6) to a Member's respective attorneys or accountants or other representative .

(b)              The Members and their Affiliates shall each act to safeguard the secrecy and confidentiality of, and any proprietary rights to, any non-public information relating to the Company and its business, except to the extent such information is required to be disclosed by law or reasonably necessary to be disclosed in order to carry out the business of the Company. Each Member may, from time to time, provide the other Members written notice of its non public information which is subject to this Section 10(b).

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(c)               Without limiting any of the other terms and provisions of this Agreement (including, without limitation, Section 9.3(a). to the extent a Member (the "Pursuer") provides the other Member with information relating to a possible investment opportunity then being actively pursued by the Pursuer on behalf of the Company, the other Member receiving such information shall not use such information to pursue such investment opportunity for its own account to the exclusion of the Pursuer so long as the Pursuer is actively pursuing such opportunity on behalf of the Company and shall not disclose any Confidential Information to any Person (except as expressly permitted hereunder) or take any other action in connection therewith that is reasonably likely to cause damage to the Pursuer.

Section 11. Representations and Warranties.

11.l In General. As of the date hereof, each of the Members hereby makes each of the representations and warranties applicable to such Member as set forth in Section 11.2. Such representations and warranties shall survive the execution of this Agreement.

11.2 Representations and Warranties. Each Member hereby represents and warrants that:

(a)               Due Incorporation or Formation; Authorization of Agreement. Such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership or company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the corporate, partnership or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or company action. This Agreement constitutes the legal, valid and binding obligation of such Member.

(b)              No Conflict with Restrictions; No Default. Neither the execution, delivery or performance of this Agreement nor the consummation by such Member (or any of its Affiliates) of the transactions contemplated hereby (i) does or will conflict with, violate or result in a breach of (or has conflicted with, violated or resulted in a breach of) any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its Affiliates, (ii) does or will conflict with, violate, result in a breach of or constitute a default under (or has conflicted with, violated, resulted in a breach of or constituted a default under) any of the terms, conditions or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement of such Member or any of its Affiliates or of any material agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound or to which any of its properties or assets is subject, (iii) does or will conflict with, violate, result in (or has conflicted with, violated or resulted in) a breach of, constitute (or has Constituted) a default under (whether with notice or lapse of time or both}, accelerate or permit the acceleration of (or has accelerated} the performance required by, give (or has given) to others any material interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease, agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates or any of their properties or assets is or may be bound or (iv) does or will result (or has resulted) in the creation or imposition of any lien upon any of the properties or assets of such Member or any of its Affiliates.

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(c)               Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, or exemption or other action of, any governmental, administrative or regulatory authority, domestic or foreign, that was or is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement or consummation by such Member (or any of its Affiliates) of any transaction contemplated hereby has been completed, made or obtained on or before the date hereof.

(d)              Litigation. There are no actions, suits, proceedings or investigations pending, or, to the knowledge of such Member or any of its Affiliates, threatened against or affecting such Member or any of its Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding which if adversely determined could) reasonably be expected to materially impair such Member's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; such Member or any of its Affiliates has not received any currently effective notice of any default, and such Member or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member's (or any of its Affiliate' s) ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

(e)               Investigation. Such Member is acquiring its Interest based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise. Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest.

(f) Broker. No broker, agent or other person acting as such on behalf of such Member was instrumental in consummating this transaction and that no conversations or prior negotiations were had by such party with any broker, agent or other such person concerning the transaction that is the subject of this Agreement.

(g)               Investment Company Act. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest therein be, an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

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(h)	Securities Matters.

(i)                None of the Interests are registered under the Securities Act or any state securities laws. Such Member understands that the offering, issuance and sale of the Interests are intended to be exempt from registration under the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement. Such Member is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(ii)              Neither the Securities and Exchange Commission nor any state securities commission has approved the Interests or passed upon or endorsed the merits of the offer or sale of the Interests. Such Member is acquiring the Interests solely for such Member's own account for investment and not with a view to resale or distribution thereof in violation of the Securities Act.

(iii)            Such Member is unaware of, and in no way relying on, any form of general solicitation or general advertising in connection with the offer and sale of the Interests, and no Member has taken any action which could give rise to any claim by any person for brokerage commissions, finders' fees (without regard to any finders' fees payable by the Company directly) or the like relating to the transactions contemplated hereby.

(iv)            Such Member is not relying on the Company or any of its officers, directors, employees, advisors or representatives with regard to the tax and other economic considerations of an investment in the Interests, and such Member has relied on the advice of only such Member's advisors.

(v)              Such Member understands that the Interests may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws, or an exemption from registration is available. Such Member agrees that it will not attempt to sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Interests in violation of this Agreement.

(vi)            Such Member has adequate means for providing for its current financial needs and anticipated future needs and possible contingencies and emergencies and has no need for liquidity in the investment in the Interests.

(vii)           Such Member has significant prior investment experience, including investment in non-listed and non-registered securities. Such Member is knowledgeable about investment considerations and has a sufficient net worth to sustain a loss of such Member's entire investment in the Company in the event such a loss should occur. Such Member's overall commitment to investments which are not readily marketable is not excessive in view of such Member's net worth and financial circumstances and the purchase of the Interests will not cause such commitment to become excessive. The investment in the Interests is suitable for such Member.

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(viii)        Such Member represents to the Company that the information contained in this subparagraph (h) and in all other writings, if any, furnished to the Company with regard to such Member (to the extent such writings relate to its exemption from registration under the Securities Act) is complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under federal and state securities laws in connection with the sale of the Interests.

Section 12. Sale, Assignment, Transfer or other Disposition.

12.1 Prohibited Transfers. Except as otherwise provided in this Section 12. Sections 5.2 or 14.5, or as approved by the Manager, no Member shall cause, suffer or permit any Transfer all or any part of its Interest, whether legal or beneficial, in the Company, and any attempt to so Transfer such Interest (and such Transfer} shall be null and void and of no effect. For purposes hereof, any Transfer of any direct or indirect interest in a Member shall constitute a Transfer of such Member's Interest; provided however, any indirect Transfer of an ownership interest in ArchCo that results in Neil Brown at all times retaining a direct or indirect ownership of an at least 51% interest in ArchCo shall be permitted.

12.2          Affiliate Transfers.

Subject to the provisions of Section l2.2(b) hereof, and subject in each case to the prior written approval of the Manager, (such approval not to be unreasonably withheld), any Member may Transfer all or any portion of its Interest in the Company at any time to an Affiliate of such Member, provided that such Affiliate shall remain an Affiliate of such Member at all times that such Affiliate holds such Interest. If such Affiliate shall thereafter cease being an Affiliate of such Member while such Affiliate holds such Interest, such cessation shall be a non permitted Transfer and shall be deemed void ab initio, whereupon the Member having made the Transfer shall, at its own and sole expense, cause such putative transferee to disgorge all economic benefits and otherwise indemnify the Company and the other Member(s) against loss or damage under any Collateral Agreement.

12.3          Admission of Transferee: Partial Transfers. Notwithstanding anything in this Section 12 to the contrary and except as provided in Section 14.5, no Transfer of Interests in the Company shall be permitted unless the potential transferee is admitted as a Member under this Section 12.3.

(a)               Such transferee may become a Member if (i) such transferee executes and agrees to be bound by this Agreement, (ii) the transferor and/or transferee pays all reasonable legal and other fees and expenses incurred by the Company in connection with such assignment and substitution and (iii) the transferor and transferee execute such documents and deliver such certificates to the Company and the Manager as may be required by applicable law or otherwise advisable; and

(b)              Notwithstanding the foregoing, any Transfer or purported Transfer of any Interest, whether to another Member or to a third party, shall be of no effect and void ab initio, and such transferee shall not become a Member or an owner of the purportedly transferred Interest, if the Manager determines in its sole discretion that:

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(i)              the Transfer would require registration of any Interest under, or result in a violation of, any federal or state securities laws;

(ii)             the Transfer would result in a termination of the Company under Code Section 708(b);

(iii)             as a result of such Transfer the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended, or any rules or regulations promulgated thereunder;

(iv)            if as a result of such Transfer the aggregate value of Interests held by "benefit plan investors" including at least one benefit plan investor that is subject to ERISA, could be "significant" (as such terms are defined in U.S. Department of Labor Regulation 29

C.F.R. 2510.3-10l (f)(2)) with the result that the assets of the Company could be deemed to be "plan assets" for purposes of ERISA;

(v)              as a result of such Transfer, the Company would or may have in the aggregate more than one hundred ( l 00) members and material adverse federal income tax consequences would result to a Member. For purposes of determining the number of members under this Section 12.3(b)(v), a Person indirectly owning an interest in the Company through a partnership, grantor trust or S corporation (as such terms are used in the Code) (a "Flow Through Entity") shall be considered a member, but only if (i) substantially all of the value of such Person's interest in the Flow-Through Entity is attributable to the Flow-Through Entity's interest (direct or indirect) in the Company and (ii) in the sole discretion of the Manager, a principal purpose of the use of the Flow-Through Entity is to permit the Company to satisfy the 100- member limitation; or

(vi)            the transferor failed to comply with the provisions of Sections 12.2(a) or (b).

The Manager may require the provision of a certificate as to the legal nature and composition of a proposed transferee of an Interest of a Member and from any Member as to its legal nature and composition and shall be entitled to rely on any such certificate in making such determinations under this Section 12.3.

12.4          Withdrawals. Each of the Members does hereby covenant and agree that it will not withdraw, resign, retire or disassociate from the Company, except as a result of a Transfer of its entire Interest in the Company, or as otherwise permitted under the terms of this Agreement, and that it will carry out its duties and responsibilities hereunder until the Company is terminated, liquidated and dissolved under Section 13. Except as otherwise provided in this Agreement, no Member shall be entitled to receive any distribution or otherwise receive the fair market value of its Interest in compensation for any purported resignation or withdrawal not in accordance with the terms of this Agreement.

12.5          Removal. If Project Manager fails to use commercially reasonable efforts to perform its obligations under the Project Administration Agreement, and such failure continues for a period of 30 days after the Development Manager gives written notice of such failure to Project Manager, then, ArchCo may be removed as a Member of the Company and upon such removal ArchCo shall have no further Interest in the Company. Such removal shall not alter ArchCo's rights under any indemnification or agreement for ArchCo's benefit pursuant to Section 14.2(b).

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Section 13. Dissolution.

13.1          Limitations. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Section 13, and, to the fullest extent permitted by law but subject to the terms of this Agreement, the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company's assets.

13.2          Exclusive Events Requiring Dissolution. The Company shall be dissolved only upon the earliest to occur of the following events (a "Dissolution Event"):

(a)               the expiration of the specific term set forth in Section 2.5;

(b)              (i) at any time after the sale of the Property at such time as determined by the Manager, or (ii) by the unanimous approval of the Members in writing;

(c)               at any time there are no Members (unless otherwise continued inaccordance with the Act); or

(d)               the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

13.3          Liquidation. Upon the occurrence of a Dissolution Event, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the assets of the Company pursuant to the provisions of this Section 13.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)               The Manager shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)              The property and assets of the Company shall be liquidated or distributed in kind under the supervision of the Manager as promptly as possible, but in an orderly, businesslike and commercially reasonable manner.

(c)               Any gain or loss realized by the Company upon the sale of its property shall be deemed recognized and allocated to the Members in the manner set forth in Section 7.2. To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the gain or loss deemed realized upon such deemed sale shall be allocated in accordance with Section 7.2 and the amount of the distribution shall be considered to be such fair market value of the asset.

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(d)               The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)	to the satisfaction of the debts and liabilities of the Company (contingent or otherwise) and the expenses of liquidation or distribution (whether by payment or reasonable provision for payment); and

(ii)	the balance, if any, to the Members in accordance with Sections 6.3.

13.4          Continuation of the Company. Notwithstanding anything to the contrary contained herein, the death, retirement, resignation, expulsion, bankruptcy, dissolution or removal of a Member shall not in and of itself cause the dissolution of the Company, and the Manager is expressly authorized to continue the business of the Company in such event, without any further action on the part of the Members.

Section 14. Indemnification.

14.1 Exculpation of Members.

(a)                No Member, Manager, or officer of the Company shall be liable to the Company or to the other Members for damages or otherwise with respect to any actions or failures to act taken or not taken relating to the Company, except to the extent any related loss results from fraud, gross negligence or willful or wanton misconduct on the part of such Member, Manager, or officer or the willful breach of any obligation under this Agreement; provided, however, no Member, Manager, or officer of the Company shall be liable to the Company or to the other Members for special, incidental, consequential, or punitive damages.

(b)                Whenever in this Agreement the Manager is permitted or required to take any action or to make a decision or determination in its "good faith" or under another express standard, the Manager shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement, and, notwithstanding anything contained herein to the contrary, so long as the Manager acts in good faith, and such act does not constitute a bad faith violation of the implied contractual covenant of good faith and fair dealing, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or impose liability upon the Managing Member or any of its Affiliates, shareholders, partners, members, employees, agents or representatives.

14.2          Indemnification by Company. (a) The Company hereby indemnifies, holds harmless and defends the Members, the Manager, the officers and each of their respective agents, officers, directors, members, partners, shareholders and employees from and against any loss, expense, damage or injury suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) by reason of or arising out of (i) their activities on behalf of the Company or in furtherance of the interests of the Company, including, without limitation, the provision of guaranties to third party lenders in respect of financings relating to the Company or any of its assets (but specifically excluding from such indemnity by the Company any so called "bad boy" guaranties or similar agreements which provide for recourse as a result of failure to comply with covenants, willful misconduct or gross negligence), (ii) their status as Members, Manager, employees or officers of the Company, or (iii) the Company's assets, property, business or affairs (including, without limitation, the actions of any officer, director, member or employee of the Company or any of its Subsidiaries), if the acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful or wanton misconduct by the indemnified party or as a result of the willful breach of any obligation under this Agreement by the indemnified party. Reasonable expenses incurred by the indemnified party in connection with any such proceeding relating to the foregoing matters shall be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (x) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Company and (y) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.

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(b) If Manager gives ArchCo notice that: (i) the Company's (or the Property Owner's) lender or institutional investor requires a completion guaranty from ArchCo, ArchCo shall provide such completion guaranty provided that Bluerock Residential Growth REIT, Inc. indemnifies the guarantor under such completion guaranty from and against any losses thereunder not caused by such guarantor's or its Affiliate's breach of the Project Administration Agreement; or (ii) the Company's (or the Property Owner's) lender requires a so-called bad-boy guaranty from ArchCo, ArchCo shall do so, provided that the Members shall enter into a backstop agreement mutually agreeable to the Members to allocate the risk of loss based upon the responsible party for tripping any such bad-boy guaranty.

14.3	Indemnification by Members for Misconduct.

(a)     ArchCo hereby indemnifies, defends and holds harmless the Company, Bluerock and each of their subsidiaries and their agents, officers, directors, members, partners, shareholders and employees from and against all losses, costs, expenses, damages (excluding special, incidental, consequential, or punitive damages), claims and liabilities (including reasonable attorneys' fees) as a result of or arising out of any fraud, gross negligence or willful or wanton misconduct on the part of, or by, ArchCo or any representative appointed by ArchCo.

(b)    Bluerock hereby indemnifies, defends and holds harmless the Company, ArchCo and each of their subsidiaries and their agents, officers, directors, members, partners, shareholders and employees from and against all losses, costs, expenses, damages (excluding special, incidental, consequential, or punitive damages), claims and liabilities (including reasonable attorneys' fees) as a result of or arising out of any fraud, gross negligence or willful or wanton misconduct on the part of, or by, Bluerock or any representative appointed by Bluerock.

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14.4	General Indemnification by the Members.

(a)              Notwithstanding any other provision contained herein, each Member (the "Indemnifying Party") hereby indemnifies and holds harmless the other Members, the Company and each of their subsidiaries and their agents, officers, directors, members, partners, shareholders and employees (each, an "Indemnified Party") from and against all losses, costs, expenses, damages (excluding special, incidental, consequential, or punitive damages), claims and liabilities (including reasonable attorneys' fees) as a result of or arising out of (i) any breach of any obligation of the Indemnifying Party under this Agreement or (ii) with respect to Bluerock only, the failure of the Property Owner to fulfill its obligations to make payments due under the Project Administration Agreement in accordance with its terms.

(b)              Except as otherwise provided herein or in any other agreement, recourse for the indemnity obligation of the Members under this Section 14.4 shall be limited to such Indemnifying Party's Interest in the Company; provided, however, that recourse against Bluerock under its indemnity obligations under this Agreement or otherwise shall be further limited to an aggregate amount equal to the value of ArchCo's Interest as determined by and being limited to the then current liquidation value of ArchCo's Interest assuming the Company were liquidated in an orderly fashion and all net proceeds thereof were distributed in accordance with Article 6; provided, however, that such limitations shall not apply to any claim by an Indemnified Party arising from the Property Owner's failure to fulfill its obligations to make payments due under the Project Administration Agreement in accordance with its terms.

(c)	The terms of this Section 14 shall survive termination of this Agreement.

14.5	Pledge of JV Partner Interest.

(a)              As security for the indemnity obligations of each Member under Section 14.4(a) (the "Inducement Obligation"), each Member shall execute and deliver to the other Member a certain Pledge Agreement (the "Pledge Agreement") and related documents pursuant to which such Member grants to the other Member a lien upon and a continuing interest in the other Member 's Interest in the Company, subject to the limitation in Section 14.4(b), including all payments due or to become due to the other Member hereunder from and after the entry of a judgment described in Section 14.S(c) and such other rights pledged under the Pledge Agreement (collectively, the "Indemnity Collateral"). Any Transfer by a Member of its Interest shall be subject to the lien and security interest granted hereby until and unless such lien and security interest are released by the other Member.

(b)              Each Member shall, on the date hereof, have prepared and filed UCC financing statements and such other documents and have taken such other action necessary to grant to the other Member a fully perfected first priority security interest in all of such Member's Interest in the Company. Each Indemnified Party shall have all of the rights now or hereafter existing under applicable law, and all rights as a secured creditor under the Uniform Commercial Code in all relevant jurisdictions, with respect to the Indemnity Collateral, and each Member agrees to take all such actions as may be reasonably requested of it by an Indemnified Party to ensure that the Indemnified Parties can realize on such security interest.

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(c)               In the event an Indemnified Party obtains a judgment on account of an Inducement Obligation, then the Indemnified Party shall, to the fullest extent permitted by law, be deemed, without payment of further consideration or the taking of further action by the Indemnifying Party or any of its Subsidiaries, to have acquired from the Indemnifying Party such portion of the Indemnity Collateral as shall be equal in value to the amount of the judgment; provided, at the request of the Indemnified Party, the Indemnifying Party shall execute and deliver to the Indemnified Party an amendment to this Agreement to reflect the change in the Interests and Percentage Interests of the Members.

(d)              The rights provided in this Section 14.5 (i) shall be subject to the limitations of enforceability as provided in Section 14.4(b), and (ii) shall not be enforceable if doing so would trigger liability under, or otherwise violate the provisions of, the Construction Loan Documents.

14.6          Exclusivity of Remedies. The remedies provided in this Section 14 constitute the sole and exclusive remedies available to the Company, ArchCo and Bluerock with respect to matters addressed in this Agreement.

Section 15. Put/Call Agreement.

15.l Call Option. At any time after the earlier to occur of (i) twenty four (24) months following Final Completion, or (ii) twelve (12) months following Property Stabilization, Bluerock or its designee (for purposes of this Section 15, "Bluerock") shall have the right, but not the obligation, to purchase and acquire all, but not less than all, of ArchCo's Interest in the Company for the Put/Call Purchase Price thereof by delivering written notice of such election (the "Call Election Notice") to ArchCo (the "Call Option"). Upon delivery of the Call Election Notice to ArchCo, which shall be the effective date of the Call Election Notice, the obligation of Bluerock to purchase and acquire ArchCo's entire Interest in the Company for the Put/Call Purchase Price thereof shall be expressly irrevocable and non-contingent, and the obligation of ArchCo to sell and transfer ArchCo's entire Interest in the Company to Bluerock for the Put/Call Purchase Price thereof shall be expressly irrevocable and non-contingent.

15.2 Put Option. At any time after the earlier to occur of (i) twenty four (24) months following Final Completion, or (ii) twelve (12) months following Property Stabilization, ArchCo shall have the right, but not the obligation, to elect to require Bluerock to purchase and acquire all, but not less than all, of ArchCo's Interest in the Company for the Put/Call Purchase Price thereof by delivering written notice of such election (the "Put Election Notice") to Bluerock (the "Put Option"). Upon delivery of the Put Election Notice to Bluerock, which shall be the effective date of the Put Election Notice, the obligation of Bluerock to purchase and acquire ArchCo' s entire Interest in the Company for the Put/Call Purchase Price thereof shall be expressly irrevocable and non-contingent, and the obligation of ArchCo to sell and transfer ArchCo's entire Interest in the Company to Bluerock for the Put/Call Purchase Price thereof shall be expressly irrevocable and non-contingent.

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15.3         Determination of Put/Call Purchase Price.

(a)               General. The purchase price for ArchCo 's Interest (the "Put/Call Purchase Price") in connection with the Call Option or the Put Option shall be determined in the manner set forth below in this Section 15.3. For a period of thirty (30) days after the effective date of the Put Election Notice or the Call Election Notice, as applicable (together, the "Put/Call Election Notice"), Bluerock and ArchCo shall negotiate in good faith in an effort to agree upon the fair market value of the Property ("FMV"). If Bluerock and ArchCo agree upon the FMV within such thirty (30) day period, then the price so agreed upon shall be the FMV. If Bluerock and ArchCo do not so agree upon the FMV within such thirty (30) day period, then Bluerock and ArchCo shall submit to each other a proposed FMV. If the two proposed FMVs that are submitted by Bluerock and ArchCo are within ten percent (10%) of each other (using the lower number as the percentage base), then the FMV shall be the average of the proposed FMVs of Bluerock and ArchCo. If the proposed FMVs of Bluerock and ArchCo are not within ten percent (10%) of each other, then the FMV shall be determined as described below in Section 15.3(b).

(b)               Determination of FMV. For purposes of this Section 15, the FMV shall be determined by one (1) or more qualified commercial real estate brokers with at least five (5) years' experience with the purchase and sale of real estate projects similar to the Property. Bluerock and ArchCo shall negotiate in good faith in an effort to agree on one (I) broker within ten (10) days after the expiration of the thirty (30) day period set forth above. In the event that the Members cannot agree on a broker within such ten (10) day period, each Member shall appoint its own broker and the two brokers shall then decide on a third broker. If the two (2) selected brokers fail to appoint a third (3rd) broker within ten (10) days following the expiration of the ten ( l 0) day negotiation period, either Bluerock or ArchCo may petition a court of competent jurisdiction to appoint a third (3rd) broker, in the same manner as provided for the appointment of an arbitrator by the American Arbitration Association. If either Bluerock or ArchCo fails to suggest such a broker, or appoint such a broker, as the case may be, within the time period specified, the broker duly appointed by the other Member shall proceed to evaluate the proposed FMVs submitted by Bluerock and ArchCo (the "Evaluation") as herein set forth, and the determination of such broker shall be conclusive on all the Members. The broker or three (3) brokers, as the case may be, shall promptly fix a time for the completion of the Evaluation, which shall not be later than thirty (30) days from the effective date of appointment of the last broker. The broker(s) shall determine the FMV by evaluating both Members proposed FMVs in light of the fair market value of the Property, such fair market value being the fairest price estimated in the terms of money that the Company could obtain if the Property was sold in the open market allowing a reasonable time to find a purchaser who purchases with knowledge of the business of the Property at the time of the delivery of the Put Election Notice or Call Election Notice. The broker(s) shall select the proposed FMV of the Member which each such broker deems most accurate in light of its analysis. In the event that three (3) brokers are involved in the Evaluation, the decision of any two (2) brokers with respect to either Member's proposed FMV shall constitute selection of such FMV.

(c)               Determination of Put/Call Purchase Price. The Members shall determine within fifteen (15) days after the determination of the FMV the amount of cash that would be distributed to each Member pursuant to Section 6.3 if (i) the assets of the Company were sold for their fair market value as of the effective date of the Call Election Notice or the Put Election Notice, (ii) the liabilities of the Company (excluding any prepayment penalties or fees contained in any financing documents secured by the assets of the Company) are paid in full, and (iii) any remaining amounts were distributed to the Members pursuant to Section 6.3. One hundred percent (100%) of the amount which would be distributed to ArchCo pursuant to Section 6.3 shall be deemed the Put/Call Purchase Price.

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(d)              Payment of Costs. Bluerock shall pay for the services of the broker appointed by Bluerock, and ArchCo shall pay for the services of the broker appointed by ArchCo. The cost of the services of the third (3rd) broker, if any, shall be paid by the Company as a closing cost.

15.4        Closing Process. The Members shall fix a closing date (the "Put/Call Closing Date") which shall be not later than sixty (60) days after the determination of the Put/Call Purchase Price for ArchCo's Interest in the Company in accordance with Section 15.3. The closing shall take place on the Put/Call Closing Date at the principal office of Bluerock or through escrow with a national title company. The purchase price for ArchCo's Interest shall be paid in immediately available funds and ArchCo shall convey good and marketable title to its Interest to Bluerock free and clear of all liens and encumbrances. Each Member shall cooperate and take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of ArchCo's Interest by Bluerock. The Manager shall prepare (and the parties shall agree upon) a balance sheet for the Company as of the date of determination of the Put/Call Closing Date showing all items of income and expense of the Company earned or accrued, and such income and expenses shall be prorated between Bluerock and ArchCo as of the Put/Call Closing Date (based on ArchCo's Interest before the Put/Call Closing Date). All other costs shall be borne by the party who customarily bears such costs in real estate transactions in the county where the Property is located. Any risk of casualty or loss before the Put/Call Closing Date shall be borne by Bluerock, who shall succeed to all rights to insurance proceeds or condemnation awards. Unless required by any applicable loan documents, in no event shall Bluerock be required to repay or to cause the Company to repay any indebtedness of the Company at such closing except for the repayment of Default Loans and any other loans made by ArchCo to the Company. Effective as of the closing for the purchase of ArchCo's Interest, ArchCo shall withdraw as a member of the Company. In connection with any such withdrawal, Bluerock may cause any nominee designated by such Member to be admitted as a substituted Member of the Company. ArchCo hereby constitutes and irrevocably appoints Bluerock as ArchCo's true and lawful attorney-in-fact upon the occurrence of a default by ArchCo under this Section 15 for the purpose of carrying out the provisions of this Section 15 and taking any action and executing any document, instrument and/or agreement that Bluerock deems necessary or appropriate to accomplish the purposes of this Section 15, including, without limitation, the transfer of ArchCo's Interest in the Company to Bluerock in accordance with this Section 15. This power-of-attorney shall be irrevocable as one coupled with an interest. On or before the closing of a purchase and sale held pursuant to this Section 15, Bluerock shall provide written releases to ArchCo and any Affiliate of ArchCo from all liabilities, if any, of the Company for which ArchCo and Affiliates of ArchCo may have personal liability and from all guaranties of such liabilities of the Company previously executed by ArchCo and any Affiliates of ArchCo.

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15.5        Termination of Related Party Contracts. Upon the closing of any purchase and sale pursuant to this Section 15, any agreement of the Company or Property Owner to which ArchCo or an Affiliate of ArchCo is a party shall terminate at either Bluerock's or ArchCo's election without the payment of any termination fee and/or penalty, if any, thereunder.

Section 16. Abandonment.

16.1 Defined Terms.

(a)               “Abandonment Event" means the first, if any, of the following events occurring after Property Owner acquires all of Parcels A, C, F, G and H and before Commencement of Construction: (i) Bluerock notifies ArchCo in writing that Bluerock (A) no longer intends to cause the Property Owner to acquire any Parcel subject to an Existing Agreement by the outside closing date called for under the respective Existing Agreement, or

(B) intends to permanently abandon the Project; (ii) the Company or Property Owner defers Commencement of Construction for at least two years beyond the scheduled commencement date under the Construction Schedule; (iv) except in the case of a default by the Architect or a Bankruptcy/Dissolution Event with respect to the Architect, Bluerock causes the Company or Property Owner to terminate or otherwise be in default under the Architect's Contract (after notice of default and the expiration of the applicable cure period) after the Architect has been instructed by the Company to prepare a full set of construction drawings for the Project unless a replacement Architect's Contract is entered into within sixty (60) days thereafter; or (v) after Project Manager and Development Manager, on behalf of Property Owner, agree on the Final Construction Schedule, the Final Development Budget for the Project and General Contract, Bluerock has failed to cause the Company to issue a notice to proceed to the General Contractor within 90 days after the scheduled date for the Commencement of Construction set forth in the Final Construction Schedule other than for good cause including, without limitation, the inability to obtain construction financing on commercially reasonable terms notwithstanding Bluerock's reasonable efforts to obtain such financing.

(b)              "Bluerock Interest Closing Deadline" means the date that is the earlier of (i) 120 days after the occurrence of the Abandonment Event and (ii) 90 days after the date on which the Bluerock Interest Price is determined in accordance with Section 16.3.

(c)              Terms Defined in Project Administration Agreement. As used in this Section 16, each of the following terms has the meaning for that term provided in the Project Administration Agreement: "Architect"; "Architect's Contract"; "Commencement of Construction"; "Construction Schedule"; "Final Construction Schedule"; "Final Development Budget"; "General Contract"; and "General Contractor".

16.2         ArchCo's Right to Purchase. If an Abandonment Event occurs, then

(a) until the Bluerock Interest Closing Deadline has passed, (i) the Company shall not sell or otherwise transfer any interest in the Property, and (ii) Bluerock shall not sell or otherwise transfer any of Bluerock's Interest except as provided in this Section 16; and (b) at any time on or before the Bluerock Interest Closing Deadline, ArchCo or its designee (for purposes of this Section 16, "ArchCo") shall have the right, but not the obligation, to purchase and acquire Bluerock's Interest for the Bluerock Interest Price in accordance with this Section 16. If, for any reason other than a default by Bluerock, either the § 16 FMV has not been determined in accordance with Section 16.3 within 30 days after an Abandonment Event occurs or ArchCo does not purchase Bluerock's Interest on or before the Bluerock Interest Closing Deadline in accordance with this Section 16, ArchCo' s right to purchase Bluerock's Interest under this Section 16 shall expire.

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16.3	Determination of Bluerock Interest Price.

(a)                  General. For purposes of this Section 16, the purchase price for Bluerock's Interest (the "Bluerock Interest Price") shall be determined in the manner set forth below in this Section 16.3. For a period of five (5) days after the date on which an Abandonment Event occurs (the "FMV Negotiation Period"), Bluerock and ArchCo shall negotiate in good faith in an effort to agree upon the fair market value of the Property ("§16 FMV"). If Bluerock and ArchCo agree upon the §16 FMV within the FMV Negotiation Period, then the price so agreed upon shall be the §16 FMV and the Bluerock Interest Closing Deadline shall be 90 days thereafter. If Bluerock and ArchCo do not so agree upon the §16 FMV within the FMV Negotiation Period, then Bluerock and ArchCo shall submit to each other a proposed §16 FMV within the five (5) day period following the end of FMV Negotiation Period (the "FMV Submission Period"). If the two proposed §16 FMVs that are submitted by Bluerock and ArchCo are within ten percent (10%) of each other (using the lower number as the percentage base), then the §16 FMV shall be the average of the proposed §16 FMVs of Bluerock and ArchCo, and the Bluerock Interest Closing Deadline shall be 90 days thereafter. If the proposed §16 FMVs of Bluerock and ArchCo are not within ten percent ( 10%) of each other, then the §16 FMV shall be determined as described below in Section l6.3(b).

(b)                Determination of §16 FMV. For purposes of this Section 16(b), the §16 FMV shall be determined by one (1) or more qualified commercial real estate brokers with at least five (5) years' experience with the purchase and sale of real property similar to the Property. Each Member shall appoint its own broker within five (5) days after the end of the FMV Submission Period (the "FMV Broker Appointment Period"), and the two brokers shall then decide on a third broker as soon as possible. If either Bluerock or ArchCo fails to appoint a broker within the FMV Broker Appointment Period, the broker duly appointed by the other Member shall proceed to evaluate the proposed §16 FMVs submitted by Bluerock and ArchCo (the "Evaluation") as herein set forth, and the determination of such broker shall be conclusive on all the Members. If either Member-appointed broker fails to name a proposed broker, the proposed broker named by the other Member-appointed broker shall be the third broker. If the two Member-appointed brokers fail to agree on a third broker, each Member-appointed broker shall name a proposed broker and the third broker shall be selected by the Members' toss of a coin at the end of the FMV Broker Appointment Period. The broker or three (3) brokers, as the case may be, shall complete the Evaluation and determine the §16 FMV within the end of the thirty (30) day period following the Abandonment Event (the "FMV Determination Period"). The broker(s) shall determine the §16 FMV by evaluating both Members' proposed §16 FMVs in light of the fair market value of the Property, such fair market value being the fairest price estimated in the terms of money that the Company could obtain if the Property was sold in the open market allowing a reasonable time to find a purchaser who purchases with knowledge of the business of the Property at the time of the Abandonment Event. The broker(s) shall select the proposed §16 FMV of the Member which each such broker deems most accurate in light of its analysis. In the event that three (3) brokers are involved in the Evaluation, the decision of any two (2) brokers with respect to either Member's proposed §16 FMV shall constitute selection of such §16 FMV. None of the Members or the Manager shall provide any instruction, direction or information to any of the brokers other than a copy of the instructions set forth in this Section 16, the Members' § 16 FMVs and written information regarding the Property and the Project prepared by or on behalf of the Company or the Property Owner before the Abandonment Event.

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(c)                Determination of Bluerock Interest Price. Based upon the §16 FMV as determined above, the Members shall determine the amount of cash that would be distributed to each Member pursuant to Section 6.3 if (i) the assets of the Company were sold for the §16 FMV, (ii) the liabilities of the Company (excluding any prepayment penalties or fees contained in any financing documents secured by the assets of the Company) are paid in full, and (iii) any remaining amounts were distributed to the Members pursuant to Section 6.3. One hundred percent (100%) of the amount which would be distributed to Bluerock pursuant to Section 6.3 shall be deemed the Bluerock Interest Price.

(d)                Payment of Costs. Bluerock shall pay for the services of the broker appointed by Bluerock, and ArchCo shall pay for the services of the broker appointed by ArchCo and the services of the third (3rd) broker, if any.

16.4          Closing Process. The date for the closing, if any, for the purchase and sale of Bluerock's Interest under this Section 16 (the "Bluerock Interest Closing Date") will be set by ArchCo, provided it is not later than the Bluerock Interest Closing Deadline. The closing shall take place on the Bluerock Interest Closing Date through escrow with a national title company. At the closing, the Bluerock Interest Price shall be paid in immediately available funds and Bluerock shall convey good title to Bluerock's Interest to ArchCo free and clear of all liens and encumbrances. Each Member shall cooperate and take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of Bluerock 's Interest by ArchCo. The Manager shall prepare (and the parties shall agree upon) a balance sheet for the Company as of the date of determination of the Bluerock Interest Closing Date showing all items of income and expense of the Company earned or accrued, and such income and expenses shall be prorated between ArchCo and ArchCo as of the Bluerock Interest Closing Date (based on Bluerock's Interest before the Bluerock Interest Closing Date). All other costs shall be borne by the party who customarily bears such costs in real estate transactions in the county where the Property is located. Any risk of casualty or loss to the Property before the Bluerock Interest Closing Date shall be borne by ArchCo, who shall succeed to all rights to insurance proceeds or condemnation awards. Unless required by any applicable loan documents, in no event shall ArchCo be required to repay or to cause the Company to repay any indebtedness of the Company at such closing except for the repayment of any loans made by Bluerock to the Company with ArchCo's prior written consent; provided further, on or before the Bluerock Interest Closing Date and as a condition of any closing thereon, ArchCo shall provide written releases to Bluerock and any Affiliate of Bluerock from all liabilities, if any, of the Company or any Subsidiary or Affiliate (or successor to any of the foregoing) for which Bluerock and Affiliates of Bluerock may have personal liability and from all guaranties of such liabilities of the Company or any Subsidiary or Affiliate (or successor to any of the foregoing) previously executed by Bluerock and any Affiliates of Bluerock. Effective as of the closing for the purchase of Bluerock's Interest, Bluerock shall withdraw as a member of the Company. In connection with any such withdrawal, ArchCo may cause any nominee designated by ArchCo to be admitted as a substituted Member of the Company. Upon payment to Bluerock of the Bluerock Interest Price after the Abandonment Event on or before the Bluerock Interest Closing Deadline, Bluerock hereby constitutes and irrevocably appoints ArchCo as Bluerock's true and lawful attorney-in-fact upon the occurrence of a default by Bluerock under this Section 16 for the purpose of canying out the provisions of this Section 16 and taking any action and executing any document, instrument and/or agreement that ArchCo deems necessary or appropriate to accomplish the purposes of this Section 16, including, without limitation, the transfer of Bluerock's Interest in the Company to ArchCo in accordance with this Section 16. This power-of-attorney shall be irrevocable as one coupled with an interest; provided however, on or before the Bluerock Interest Closing Date and as a condition of any closing thereat, ArchCo shall provide written releases to Bluerock and any Affiliate of Bluerock from all liabilities, if any, of the Company or any Subsidiary or Affiliate (or successor to any of the foregoing) for which Bluerock and Affiliates of Bluerock may have personal liability and from all guaranties of such liabilities of the Company or any Subsidiary or Affiliate (or successor to any of the foregoing) previously executed by Bluerock and any Affiliates of Bluerock.

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16.5          Termination of Related Party Contracts. Upon the closing of any purchase and sale pursuant to this Section 16, the Development Agreement and any other agreement of the Company or Purchaser to which Bluerock or an Affiliate of Bluerock is a party shall terminate at either ArchCo 's or Bluerock's election without the payment of any development fee, termination fee and/or penalty, if any, thereunder.

Section 17. Miscellaneous.

17.1          Notices.

(a)               All notices, requests, approvals, authorizations, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or overnight courier service, mailed (airmail, if international) by registered or certified mail (postage prepaid), return receipt requested, or sent via email (provided such email is immediately followed by the delivery of an original copy of same via one of the other foregoing delivery methods) addressed to:

If to Bluerock:

c/o Bluerock Real Estate, L.L.C.

712 Fifth Avenue, 9th Floor

New York, New York 10019

Attention: R. Ramin Kamfar

Email: rkamfar@bluerockre .com

with a copy to:

clo Bluerock Real Estate, L.L.C.

712 Fifth Avenue, 9th Floor

New York, New York 10019

Attention: Michael Konig, Esq.

Email: mkonig@bluerockre .com

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If to ArchCo:

c/o ArchCo Residential LLC

7 Piedmont Center, Suite 300

Atlanta, GA 30305

Attention: Neil T. Brown & Dorrie Green

Email: neil@ntbrown.com & dgreen@archcoresidential.com

with a copy to:

Sherman & Howard L.L.C.

633 17th Street, Suite 3300

Denver, CO 80202

Attention: Mike Shomo

Email: mshomo@shennanhoward. com

(b)              Each such notice shall be deemed delivered (a) on the date delivered if by hand delivery or overnight courier service or facsimile, and (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed (provided, however, if such actual delivery occurs after 5:00 p.m. (local time where received), then such notice or demand shall be deemed delivered on the immediately following Business Day after the actual day of delivery).

(c)               By giving to the other parties at least fifteen (15) days written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses.

17.2          Governing Law. This Agreement and the rights of the Members hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Delaware. Each of the parties hereto irrevocably submits to the jurisdiction of the New York State courts and the Federal courts sitting in the State of New York and agree that venue for any and all matters involving this Agreement shall be established solely in such courts. Each of the parties hereto waives irrevocably the defense of inconvenient forum to the maintenance of such action or proceeding.

17.3          Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties and their successors and permitted assigns. Except as otherwise provided herein, any Member who Transfers its Interest as permitted by the terms of this Agreement shall have no further liability or obligation hereunder, except with respect to claims arising prior to such Transfer.

17.4          Pronouns. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

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17.5          Table of Contents and Captions Not Part of Agreement. The table of contents and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

17.6          Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction or in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the Members shall use their best efforts to amend or substitute such invalid, illegal or unenforceable provision with enforceable and valid provisions which would produce as nearly as possible the rights and obligations previously intended by the Members without renegotiation of any material terms and conditions stipulated herein.

17.7          Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

17.8         Entire Agreement and Amendment. This Agreement and the other written agreements described herein between the parties hereto entered into as of the date hereof, constitute the entire agreement between the Members relating to the subject matter hereof. In the event of any conflict between this Agreement or such other written agreements, the terms and provisions of this Agreement shall govern and control. No amendment or waiver by a Member shall be enforceable against such Member unless it is in writing and duly executed by such Member.

17.9         Further Assurances. Each Member agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be necessary or expedient to effectuate more fully this Agreement or any provisions hereof or to carry on the business contemplated hereunder.

17.10       No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Members and the Company, and no other party (including, without limitation, any creditor of the Company) shall have any right or claim against any Member by reason of those provisions or be entitled to enforce any of those provisions against any Member.

17.11       Incorporation by Reference. Every Exhibit and Annex attached to this Agreement is incorporated in this Agreement by reference.

17.12      Limitation on Liability. Except as set forth in Section 14, the Members shall not be bound by, or be personally liable for, by reason of being a Member, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member shall be limited solely to the amount of its Capital Contributions as provided under Section 5. Except as set forth in Section 14.3, any claim against any Member (the "Member in Question") which may arise under this Agreement shall be made only against, and shall be limited to, such Member in Question's Interest, the proceeds of the sale by the Member in Question of such Interest or the undivided interest in the assets of the Company distributed to the Member in Question pursuant to Section l 3.3(d) hereof. Except as set forth in Section 14.3, any right to proceed against (i) any other assets of the Member in Question or (ii) any agent, officer, director, member, partner, shareholder or employee of the Member in Question or the assets of any such Person, as a result of such a claim against the Member in Question arising under this Agreement or otherwise, is hereby irrevocably and unconditionally waived.

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17.13       Remedies Cumulative. The rights and remedies given in this Agreement and by law to a Member shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a Member under the provisions of this Agreement or given to a Member by law. In the event of any dispute between the parties hereto, the prevailing party shall be entitled to recover from the other party reasonable attorney's fees and costs incurred in connection therewith .

17.14      No Waiver. One or more waivers of the breach of any provision of this Agreement by any Member shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by a Member to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a Member by reason of such breach be deemed a waiver by a Member of its remedies and rights with respect to such breach.

17.15       Limitation On Use of Names. Notwithstanding anything contained in this Agreement or otherwise to the contrary, each of Bluerock and ArchCo as to itself agree that neither it nor any of its Affiliates, agents, or representatives is granted a license to use or shall use the name of the other under any circumstances whatsoever except as provided in that certain license agreement to be entered into by the Company and an Affiliate of ArchCo pursuant to Section 17.20 of this Agreement. Any change in the Name of the Property must be approved by Manager.

17.16       Publicly Traded Partnership Provision. Each Member hereby severally covenants and agrees with the other Members for the benefit of such Members, that (i) it is not currently making a market in Interests in the Company and will not in the future make such a market and (ii) it will not Transfer its Interest on an established securities market, a secondary market or an over-the-counter market or the substantial equivalent thereof within the meaning of Code Section 7704 and the Regulations, rulings and other pronouncements of the U.S. Internal Revenue Service or the Department of the Treasury thereunder. Each Member further agrees that it will not assign any Interest in the Company to any assignee unless such assignee agrees to be bound by this Section and to assign such Interest only to such Persons who agree to be similarly bound.

17.17       Uniform Commercial Code. The interest of each Member in the Company shall be an "uncertificated security" governed by Article 8 of the Delaware UCC and the UCC as enacted in the State of New York (the ''New York UCC"), including, without limitation, (i) for purposes of the definition of a "security" thereunder, the interest of each Member in the Company shall be a security governed by Article 8 of the Delaware UCC and the New York UCC and (ii) for purposes of the definition of an "uncertificated security" thereunder.

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17.18      Public Announcements. Neither Member nor any of its Affiliates shall, without the prior approval of the Manager, issue any press releases or otherwise make any public statements with respect to the Company or the transact ions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange so long as such Member or such Affiliate has used reasonable efforts to obtain the approval of the Manager prior to issuing such press release or making such public disclosure ..

17.19      No Construction Against Drafter. This Agreement has been negotiated and prepared by Bluerock and ArchCo and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

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IN WITNESS WHEREOF, this Agreement is executed by the Members,effective as of the date first set forth above.

BLUEROCK:

BR Flagler JV Member, LLC, a Delaware limited
liability company

By: Bluerock Special Opportunity + Income Fund
II, LLC, a Delaware limited liability company, its
Manager

By:	/s/ Jordan Ruddy
	Name:	Jordan Ruddy
	Title:	Authorized Signatory

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ARCHCO:

ArchCo Metropolitan Member LLC, a Delaware limited liability company

By:	/s/ Neil T. Brown
	Name:	Neil T. Brown
	Title:	Authorized Signatory

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EXHIBIT A

Unreturned Capital Contribution Accounts

Member Name	Unreturned Capital
Contribution Account

Bluerock	$ [6,096,283.52]

ArchCo	$[ 0.00 ]

EXHIBIT B

Examples of the Application of Section 9.l(e)

Example 1.

Proposed Transaction:

Bluerock determines to admit a new member to the Company who agrees to make Capital Contributions (which Bluerock would otherwise be permitted to make hereunder) subject to receipt of a senior preferred 12% IRR and 10% of all Distributable Funds thereafter.

Application of Section 9.1(e):

The Proposed Transaction is permitted without ArchCo's consent. Section 6.3 would be modified to provide for distributions to be made as follows:

(i)   First, to new Member, amounts necessary for the new member to achieve its 12%

(ii)  Second, an amount equal to the sum of (A) the amounts required for Bluerock to achieve a 15% IRR on its Capital Contributions and (B) the amounts required for the new member to achieve a 15% IRR (after taking account of distributions under clause (i)) 90% to Bluerock and I 0% to new member;

(iii) Third, 10% to new member, 78% to Bluerock and 12% to ArchCo.

Example 2.

Proposed Transaction:

Bluerock determines to admit a new member who agrees to make a Capital Contribution (which Bluerock would otherwise be permitted to make hereunder) subject to receipt of a senior preferred 18% IRR and no residual interest.

Application of Section 9.l(e):

The Proposed Transaction is prohibited without ArchCo's consent since it effectively results in a potential additional subordination of ArchCo's 12% carried interest.

Example 3.

Proposed Transaction:

Same as example 1 but the transaction is to be structured as a contribution of the Property to a new limited liability company (''NewCo") in which the Company and the new member are members.

Application of Section 9.1(e):

The Proposed Transaction is permitted without ArchCo's consent provided that (i) after giving effect to the distribution provision under the operating agreement of NewCo and the terms of Section 6.3 of this Agreement, Distributable Funds are distributable as provided in Example 1 above and (ii) after giving effect to any amendment hereof proposed by Bluerock to be entered into in connection with such contribution, the operating agreement of NewCo has provisions which are reasonably adequate for ArchCo to directly or indirectly have substantially the same rights and remedies as are provided for herein ) including, if Commencement of Construction has not occurred, the right to acquire the Property substantially on the terms provided in Section 16 if an Abandonment Event occurs; provided, however, Bluerock and not the new member, shall be obligated under the Put Option.

EXHIBIT C

Parcel Map

[See attached]